Exhibit 4.23

WARRANT CANCELLATION
AND STOCK ISSUANCE AGREEMENT

This WARRANT CANCELLATION AND STOCK ISSUANCE AGREEMENT (this “Agreement”) is made and entered into as of November [*], 2016, by and between Goldman, Sachs & Co. (“GS”), and Meridian Waste Solutions, Inc., a New York corporation (the “Meridian”).

RECITALS

WHEREAS, pursuant to that certain Amended and Restated Purchase Warrant for Common Shares and Series C Shares, dated as of July 19, 2016, issued by Meridian in favor of GS (the “Warrant”), Meridian granted to GS the right to purchase from Meridian (i) a number of shares of the common stock of Meridian, par value $0.025 per share (the “Common Shares”), measured as of the time of exercise of the Warrant, equal to a 6.5% Percentage Interest less the number of Common Shares (if any, at the applicable time of measurement) for which the Aggregate Warrant Series C Shares are convertible, at an aggregate purchase price equal to $449,553 and (ii) a number of Series C Shares, measured as of the time of exercise of this Warrant, equal to 6.5% of the total number of issued and outstanding Series C Shares (the “Aggregate Warrant Series C Shares”), at an aggregate purchase price equal to $10.00, in each case, at any time on or before 5:00 P.M., New York, New York time on December 22, 2023; and

WHEREAS, Meridian has filed with the Securities and Exchange Commission on September 9, 2016, a Registration Statement on Form S-1 for an underwritten offering of Meridian’s common stock (the “Offering”); and

WHEREAS, in connection with the Offering, and conditioned upon the closing of a Qualified Offering and the other terms of this Agreement, the parties desire to cancel the Warrant in accordance with and subject to the terms and conditions contained herein, and in exchange for agreeing to so terminate its rights under the Warrant, GS shall receive the number of Common Shares and entry into the Registration Rights Agreement, in each case, as described herein.

AGREEMENT

In consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Cancellation of Warrant. Effective upon, (i) the closing of a Qualified Offering; (ii) Meridian executing and delivering to GS a counterpart signature to the Registration Rights Agreement, substantially on terms provided to GS under the Warrant (the “Registration Rights Agreement”), provided that such Registration Rights Agreement and all rights thereunder shall be subject to the Lock-Up Agreement, (iii) the contemporaneous issuance by Meridian to GS of the Cancellation Shares (as defined below), (iv) the representations and warranties of Meridian being true and correct in all respects and (v) the other terms set forth herein (the “Effective Time”), the Warrant and all rights and obligations of GS thereunder, shall automatically and without further action be cancelled and terminated in their entirety and be of no further force or effect and Meridian shall reflect such cancellation of the Warrant in its corporate books.

2.           Issuance of Stock. At the Effective Time, Meridian shall issue to GS a number of Common Shares equal to 6.5% of the aggregate number of Common Shares outstanding immediately following the closing of the Offering (for the avoidance of doubt, inclusive of the Cancellation Shares), on a Fully-Diluted Basis (as defined herein below), and Meridian shall reflect such issuance of the Cancellation Shares in its corporate books and cause its transfer agent to issue the Cancellation Shares. An illustrative example of the calculation of the Cancellation Shares is set forth on Schedule I hereto.

3.           Lock Up. At or prior to the Effective Time, subject to and in accordance with the provisions of this Agreement, GS shall be required to execute and deliver a Lock Up Agreement (the “Lock Up”), substantially in the form attached hereto as Exhibit A.

4.            Representations and Warranties of Meridian. Meridian hereby represents and warrants to GS that as of the date hereof:

(a)            Meridian has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Meridian of this Agreement, the performance by Meridian of its obligations hereunder, and the consummation by Meridian of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Meridian. This Agreement is duly and validly executed and delivered by Meridian and, assuming the due authorization, execution and delivery hereof by GS, constitutes a valid and binding obligation of Meridian, enforceable against Meridian in accordance with its terms.

(b)           The execution, delivery and performance by Meridian of this Agreement and the consummation of the transactions contemplated hereby (with or without the giving of notice, lapse of time or both): (i) will not conflict with any provision of the certificate of incorporation, bylaws or any other organizational documents of Meridian; (ii) will not conflict with in any respect, violate, result in a breach of, or constitute a default under any law, rule, regulation or order to which Meridian is bound; (iii) do not require the consent of any governmental authority or any other person or entity under any governmental permit, authorization or license or any contract or agreement to which Meridian is a party or by which it or its assets are bound; (iv) will not conflict with in any respect, constitute grounds for termination of, result in a breach of, constitute a default under, give rise to any third party’s right(s) of first refusal or similar right in respect of or adversely affect the rights or obligations of any party under, or accelerate or permit the acceleration of any performance required by the terms of any such permit, authorization, license, contract or agreement; or (v) result in the creation or imposition of any lien or encumbrance of any kind against or upon any asset of Meridian.

(c)           Meridian is a New York corporation, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted.

(d)           The Cancellation Shares, when issued and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and non-assessable, but are subject to restrictions on transfer under applicable federal and state securities laws and, accordingly, any certificates therefor will bear a restrictive legend reflecting the same.
(e) The authorized capital stock of Meridian consists solely of 75,000,000 Common Shares, 51 shares of Series A Preferred Stock of Meridian, par value $0.001 per share (“Preferred Series A”), 71,120 shares of Series B Preferred Stock of Meridian, par value $0.001 per share (“Preferred Series B”), 67,361 shares of Series C Preferred Stock of Meridian, par value $0.001 per share (“Preferred Series C”), and 4,861,468 shares of Blank Check Preferred Stock.  As of the date hereof, the Company’s issued and outstanding Equity Securities consists solely of (i) 51 Preferred Series A shares, (ii) 35,750 Preferred Series C shares, (iii) 1,698,569 Common Shares, (iv) the Warrant and (v) options to purchase 11,250 shares of common stock at $20.00 per share (the “Options”). As of the closing of the Offering, the Company’s issued and outstanding Equity Securities shall consist solely of (i) 51 Preferred Series A shares, (ii) Common Shares issued as of the date of the closing of the Offering (and taken into account in determining the Cancellation Shares), (iii) the Cancellation Shares, (iv) the Series C Conversion Shares, (v) the Options, (vi) the Offering Shares and (vii) the Offering Warrants.
5.           Definitions. As used herein, unless the context otherwise requires, the following terms have the respective meanings set forth below. All capitalized terms used and not defined below or otherwise defined herein shall have the respective meanings set forth in the Warrant:
“Equity Securities” means, as to any Person, such Person’s equity securities or other equity interests authorized from time to time, and any other securities, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including options, warrants, phantom equity, equity appreciation rights, convertible notes or debentures, equity purchase rights, and all agreements, instruments, documents and securities convertible, exercisable, or exchangeable, in whole or in part, into any one or more of the foregoing.

“Fully-Diluted Basis” means at any time, without duplication, the sum of (i) the aggregate number of Common Shares issued and outstanding, (ii) the aggregate number of Common Shares issuable upon conversion or exercise of any options, convertible securities or other Equity Securities (excluding, however, the Offering Warrants) and (iii) the aggregate number of Common Shares authorized for issuance pursuant to Meridian’s incentive equity or similar plans. For the avoidance of doubt, in determining the aggregate number of Cancellation Shares, Fully-Diluted Basis shall include the Common Shares issued and outstanding immediately prior to the Closing of the Offering, the Offering Shares, the Series C Conversion Shares and the Cancellation Shares.

“Offering Shares” means the Common Shares issued to the public in the Offering.

“Offering Warrants” means the warrants to purchase Common Shares that are issued to the purchasers of the Offering Shares.

“Qualified Offering” means the Offering so long as the Offering (i) is consummated on or prior to December 31, 2016, (ii) results in at least $10 million of gross proceeds, net of the underwriting discount and commissions, to the Company, (iii) results in the Common Shares being listed on the New York Stock Exchange or NASDAQ, (iv) whereby any Offering Warrants are issued (a) on no greater than a 1:1 basis with the Offering Shares (i.e., the Offering Warrants are not exercisable for a number of Common Shares greater than the number of Offering Shares) and (b) at a per share exercise price at least equal to the per share price of the Offering Shares and (v) pursuant to which 100% of the Preferred Series C is converted to Common Shares, in each case, unless otherwise agreed in advance by GS in its sole discretion in a written instrument executed by a duly authorized officer of GS after the date hereof.

“Series C Conversion Shares” means the Common Shares issued to holders of Preferred Series C at the closing of the Offering.

Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”

6.           Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures on each counterpart were upon the same instrument. Facsimile signatures or signatures received as a pdf attachment to electronic media shall be treated as original signatures for all purposes hereunder.

7.           Effectiveness. This Agreement shall be a binding obligation of the parties as of the date hereof but shall not be effective until the Effective Time; provided, that, prior to the Effective Time GS will continue to have all rights provided in the Warrant. This Agreement shall automatically terminate and be void ab initio without further action if a Qualified Offering is not consummated on or prior to December 31, 2016 (or if the Offering is consummated and the Offering does not constitute a Qualified Offering).

8.            Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without regard to the choice of law provisions thereof).

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MERIDIAN WASTE SOLUTIONS, INC. By: Name: Title: GOLDMAN, SACHS & CO. By: Name: Title:

SCHEDULE I

(attached)

EXHIBIT A

Form of Lock Up Agreement

(attached)

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